Exhibit 10.11

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (this “Agreement”) is made and entered into in Beijing as of September 28, 2006 by and among:

Party A: AutoNavi Information Technology Co., Ltd.

Address: Room 2, 16/F Daheng Scitech Mansion, 3 Suzhou Street, Haidian District, Beijing

Party B: Beijing MapABC Technology Co., Ltd.

Address: Room 804, 8/F, Weidi Sci-tech Building, 8 Zhongguancun South Street, Haidian District, Beijing

WHEREAS:

(1)	Party A is a wholly foreign owned enterprise established in the People’s Republic of China (the “PRC” or “China”), having the resources necessary for providing technology consulting and services;

(2)	Party B is a limited liability company registered in the PRC engaging in its business within its approved scope of business with the approval of the relevant competent governmental authorities;

(3)	Party A agrees to provide Party B with and Party B agrees to accept the technology consulting and services.

NOW THEREFORE, through consultation, Party A and Party B agree as follows:

1.	Technology Consulting and Services; Sole and Exclusive Rights and Interests

1.1	Party B agrees to accept the technology consulting and services provided by Party A (details of which are set forth in Appendix 1). Party B further agrees not to accept technology consulting and services provided by any third party the contract value of which exceeds RMB1 million with respect to the aforesaid business within the term of this Agreement without the prior written consent of Party A.

1.2	Party A shall have the sole and exclusive rights and interests in and to any right, title, interest and intellectual property right arising in connection with the performance of this Agreement, including without limitation copyrights, patents, technical secrets, trade secrets and otherwise, whether they are developed by Party A or Party B based on Party A’s intellectual property.

2.	Calculation and Payment of Technology Consulting and Service Fee (the “Consulting and Service Fee”)

Party A and Party B agree that the Consulting and Service Fee hereunder shall be determined and paid according to the method set forth in Appendix 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.2.1	Party A is a company duly registered and validly existing under the laws of the PRC.

3.2.2	Party A executes and performs this Agreement within its authority and scope of business, it has been duly authorized by requisite corporate actions and has obtained necessary consents and approvals of third parties and governmental authorities, and it does not violate the laws and corporate restrictions which are binding or have an effect on it.

3.2.3	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of Party A enforceable against it in accordance with the terms of this Agreement.

3.2	Party B hereby represents and warrants that:

3.2.1	Party B is a company duly registered and validly existing under the laws of the PRC and carrying out its business activities within its scope of business approved by the Chinese government.

3.2.2	Party B executes and performs this Agreement within its authority and scope of business, it has been duly authorized by requisite corporate actions (including the consents of all its shareholders) and has obtained appropriate authorizations and necessary consents and approvals of third parties and governmental authorities, and it does not violate the laws and corporate restrictions which are binding or have an effect on it.

3.2.3	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of Party B enforceable against it in accordance with the terms of this Agreement.

4.	Confidentiality

4.1	Party B agrees to use its efforts to take various reasonable measures to keep confidential of the secret materials and information (the “Confidential Information”) that are known to or accessible by Party B as a result of its acceptance of the exclusive consulting and services provided by Party A and not to disclose, give or transfer such Confidential Information to any third party without the prior written consent of Party A. Upon termination of this Agreement, Party B shall, at the request of Party A, return to Party A or destroy any documents, material or software containing the Confidential Information and delete any Confidential Information from any relevant memory device, and shall not continue to use the Confidential Information.

4.2	Party A and Party B agree that this article shall survive the variation, rescission or termination of this Agreement.

5.	Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, obligation and expense arising from any legal action, claim or other requests against Party A as a result of or resulted from the content of the consulting and services requested by Party B.

6.	Effectiveness and Term

6.1	This Agreement shall be executed and take effect as of the date first written above. This Agreement shall have a term of 10 years unless it is early terminated pursuant to the terms of this Agreement or relevant agreement executed by both parties. Party A and Party B shall review the content of this Agreement each three months upon execution of this Agreement to decide whether this Agreement needs to be revised or supplemented with reference to the then circumstance.

6.2	Any extension of the term of this Agreement may be valid only after it is confirmed by Party A in writing and will be determined jointly by the parties hereto through consultation.

7.	Termination

7.1	Termination on the Expiry Date This Agreement shall terminate on the expiry date unless it is extended pursuant to the terms of this Agreement.

7.2	Early Termination Party B may not early terminate this Agreement within the term of this Agreement, unless Party A commits gross negligence, fraud or other illegal acts or becomes bankrupt. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by a 30 days’ prior written notice to Party B.

7.3	Provisions after Termination The rights and obligations of Party A and Party B under Articles 4 and 5 hereof shall survive the termination of this Agreement.

8.	Dispute Settlement

If any dispute arises from or in connection with the interpretation and performance of this Agreement, both parties hereto shall first settle such dispute in good faith through consultations. Should the dispute fail to be settled, either party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration according to its then applicable arbitration rules. The arbitration proceedings shall take place in Beijing and shall be conducted in Chinese. The arbitral award shall be final and binding upon both parties.

9.	Force Majeure

9.1	“Force Majeure” means any event that is beyond the reasonable control of a party and is unavoidable even under reasonable attention of the affected party, including but not limited to, acts of government, acts of nature, fire, explosion, typhoon, flood, earthquake, tidal, lightning or war. However, credit, capital or financing shortage shall not be deemed as matters beyond a party’s reasonable control. The affected party seeking to be exempted from performing its obligations hereunder or under any provisions hereof shall promptly notify the other party of such exemption and inform the other party of the steps required in order to complete its performance.

9.2	When the performance of this Agreement is delayed or prevented due to the “force majeure” defined in the preceding paragraph, the affected party shall not assume any liability under this Agreement to the extent of such delay or prevention. The affected party shall take appropriate measures to mitigate or eliminate the impact of “force majeure” and take the effort to resume performance of the obligations delayed or prevented by the “force majeure”. Once the event of force majeure is removed, both parties agree to resume the performance of this Agreement with their greatest efforts.

10.	Notice

Notices or other communications required to be given by either party under this Agreement shall be written in English or Chinese and shall be delivered by hand delivery, registered mail, postage prepaid mail, or recognized courier service or facsimile to the following address of the relevant party or parties.

Party A: AutoNavi Information Technology Co., Ltd.

Address: Room 2, 16/F Daheng Scitech Mansion, 3 Suzhou Street, Haidian District, Beijing

Party B: Beijing MapABC Technology Co., Ltd.

Address: Room 804, 8/F, Weidi Sci-tech Building, 8 Zhongguancun South Street, Haidian District, Beijing

11.	Assignment of Agreement

Party B may not assign its rights and obligations hereunder to third parties without the prior written consent of Party A.

Party B agrees that Party A may assign its rights and obligations hereunder to its affiliates, provided that Party A gives written notice to Party B upon occurrence of such assignment. No prior consent of Party B is required for such assignment.

For purpose of this article and this Agreement, “affiliate” means with respect to any person, any other person directly or indirectly through one or more intermediates, controlling or controlled by or under common control with such person. For purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

12.	Severability

If any provision of this Agreement is held invalid or unenforceable due to the inconsistency with the relevant law, then such provision shall be deemed invalid or unenforceable only within the scope of the related jurisdiction and that it shall not affect the legal effect of the other provisions of this Agreement.

13.	Amendment and Supplement

This Agreement may be amended and supplemented by the parties in writing. Amendment and supplement duly executed by the parties shall constitute part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the Chinese laws.

15.	Miscellaneous

This Agreement shall be written in Chinese in two copies.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first written above.

[The remainder is left blank intentionally]

Party A: AutoNavi Information Technology Co., Ltd.

/seal/

Authorized Representative:	/s/ Cheng Congwu

Party B: Beijing MapABC Technology Co., Ltd.
/seal/

Authorized Representative:	/s/ Tang Xiyong

Agreed and acknowledged by the following parties:

Hou Jun:	/s/ Hou Jun

Tang Xiyong:	/s/ Tang Xiyong

Appendix 1: List of Technology Consulting and Services

Party A will provide Party B with the following technology consulting and services:

GIS, GPS, RS, navigable electronic map, vehicle navigation system, personal navigation system, multi-media intellectual transportation system, Internet and wireless location service, Internet information service, computer software and hardware technology, computer network technology, computer graphics technology, communications technology, and international technical information, technical exchange and technical cooperation, including without limitation structuring of navigable electronic map database, collection and processing of geographical information and data, data compilation and transformation technology, map generation and release technology, matching technology, search technology and coding and indexing technology of geographic information, data encryption technology, GPS dispatching and monitoring system, wireless positioning service system software, embedded navigation software and other technologies, and development platform, industrial application, quality control, technical management and exhibition service of the foregoing technologies.

Appendix 2: Calculation and Payment Method of Consulting and Services Fee

Party B shall pay 60% of its annual revenue to Party A as the Consulting and Services Fee upon execution of this Agreement, provided that Party A shall have the right to adjust at any time the rate of the Consulting and Services Fee based on the quantity of technology consulting and services provided by it to Party B.